EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF THE

SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

SERVISFIRST BANCSHARES, INC.

ServisFirst Bancshares, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: The Certificate of Designation, filed on June 20, 2011, pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law (the “Certificate of Designation”), designated out of the authorized and unissued shares of preferred stock of the Corporation 40,000 shares of preferred stock, par value $0.001 per share, as the Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).

SECOND: No shares of the Series A Preferred Stock are outstanding and no shares thereof will hereafter be issued pursuant to the Certificate of Designation.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly approved and adopted the following resolutions on June 20, 2016, which resolutions remain in full force and effect on the date hereof:

RESOLVED FURTHER, that no shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation of the Series A Preferred Stock; and

RESOLVED FURTHER, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) in accordance with Section 103 of the DGCL, substantially in the form attached as Exhibit A to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by the Secretary’s execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, upon the effective filing of this Certificate of Elimination, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock, including all references thereof, are hereby eliminated from the Corporation’s Certificate of Incorporation, and the shares that were designated to Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by William M. Foshee, its Executive Vice President, Chief Financial Officer, Treasurer and Secretary this 20th day of June, 2016.

SERVISFIRST BANCSHARES, INC.

By:	/s/ William M. Foshee
William M. Foshee
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to the Certificate of Elimination of ServisFirst Bancshares, Inc.]